Exhibit 99.1
President and CEO Steve Michaels
Named Chairman of PROG Holdings, Inc.
SALT LAKE CITY, May 7, 2026 – PROG Holdings, Inc. (NYSE:PRG), the fintech holding company for Progressive Leasing, Four Technologies, MoneyApp and Purchasing Power, today announced that its Board of Directors has named Steve Michaels, the Company’s President and Chief Executive Officer, to the additional position of Chairman of the Board. Mr. Michaels succeeds Ray Robinson, who has been appointed Lead Independent Director.
“Steve’s strategic vision and deep understanding of our businesses and industry make him the ideal leader to guide PROG forward at this important time,” said Mr. Robinson. “Steve has built an outstanding management team, delivered strong financial performance and made important strategic investments to meaningfully grow the Company’s ecosystem of payment solutions and diversify its product portfolio. The Board strongly supports Steve and I very much look forward to continuing to work closely with him in our respective new roles.”
“I am honored to be named Chairman," said Mr. Michaels. “I want to thank Ray for his significant contributions to PROG and the invaluable guidance he has provided to me. I look forward to the ongoing partnership with Ray and the other members of the Board as we continue to execute on our vision for the Company.”
About PROG Holdings, Inc.
PROG Holdings, Inc. (NYSE:PRG) is a fintech holding company headquartered in Salt Lake City, UT, that provides inclusive, transparent and competitive payment options to consumers. The Company owns Progressive Leasing, a leading provider of e-commerce, app-based, and in-store point-of-sale lease-to-own solutions; Four Technologies, a provider of Buy Now, Pay Later payment options through its platform, Four; MoneyApp, a mobile application that offers customers interest-free cash advances; and Purchasing Power, a voluntary employee benefit program provider, allowing employees to purchase brand-name products and services through either automatic payroll deductions or allotments. More information on PROG Holdings and its companies can be found at https://investor.progholdings.com/.
Investor Contact
John A. Baugh, CFA
Vice President, Investor Relations
john.baugh@progleasing.com